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                                                                    Exhibit 10.7


                   AMENDED AND RESTATED DEVELOPMENT AGREEMENT


        This Amended and Restated Development Agreement dated April 3, 1996 (this "Agreement") is an amendment to the Software Development, License and MIS Support Agreement (the "Original Agreement") dated as of October 7, 1994, between IXC Long Distance, Inc., a Delaware corporation ("IXC"), and Intertech Management Group, Inc., a Missouri corporation ("Intertech").


                                   BACKGROUND


        A. IXC and Intertech entered into the Original Agreement in order, among other things, to memorialize the terms and conditions on which Intertech would develop the necessary software products for IXC's switched minute service business.

        B. IXC and Intertech desire to amend and restate the Original Agreement on the terms and conditions set forth below.


                                   AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants set forth below, IXC and Intertech agree as follows:

                                   ARTICLE I

        1.1     Amendment and Restatement.    This Agreement amends and
restates the Original Agreement in its entirety, and the Original Agreement shall no longer be of any force or effect. Intertech hereby irrevocably and unconditionally releases, acquits ad forever discharges IXC and its officers, directors, shareholders, agents, affiliates, attorneys, predecessors and successors-in-interest from any and all liabilities, claims, demands, causes of action at law or in equity, of any nature, known or unknown (collectively, any "Claim"), which Intertech now owns or holds, has at any time heretofore owned or held, or may at any time hereafter own or hold by reason of any act, event or omission which occurred prior to the execution hereof, including, without limitation, any Claim arising out of the Original Agreement or any transaction contemplated thereby, expenses incurred by Intertech as a result of delays in receiving information from IXC or for work performed by Intertech outside the scope of the Original Agreement; provided, however, that IXC shall not be released, acquitted or discharged from any Claims with respect to the invoices set forth on Exhibit A attached hereto. Intertech expressly relinquishes and waives all rights that has, may have, or may claim to have under any statute of any jurisdiction similar in nature to California Civil Code Section 1542, which reads:


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       "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

  1.2 Consideration. Upon the execution of this Agreement, IXC shall pay Intertech ***.

                                   ARTICLE II
                                  DEFINITIONS

  2.1 Custom Software shall mean all software developed by Intertech for IXC or relating to IXC through the date hereof, including, without limitation, pursuant to the Development Program under the Original Agreement, the Custom Software under the Original Agreement, all software developed outside the Original Agreement, and all Enhancements, "Custom Software" shall also include all elements of the Existing Modules incorporated in, or utilized by, the Custom Software defined above.

  2.2 Enhancements shall mean the "Intertech Design Enhancements" and the "IXC Design Enhancements."

  2.3 Existing Modules shall mean the series of Network Strategies(R) modules developed by Intertech.

  2.4 Intertech Design Enhancements shall mean all: (i) enhancements, modifications, upgrades or improvements to the Custom Software; (ii) or other software of any kind developed by Intertech for IXC; but shall not include the IXC Design Enhancements.

  2.5 IXC Design Enhancements shall mean all enhancements to the Custom Software which result from modifications, upgrades or improvements to the Custom Software following the date hereof or other software of any kind developed by Intertech for IXC, for which IXC shall have been primarily responsible for the design (such design being understood to comprise the preparation of use cases, context series, object model, dynamic model, functional model, interface specifications and test suites), and which IXC shall have identified in writing to Intertech as being owned by IXC under the terms hereof.

  2.6 Source Code shall mean the source code to the Custom Software, including, without limitation, the input to a compiler or assembler written in a source language and any related documentation, including all comments and any procedural code such as job control language and any design documentation. Source Code shall also include, without limitation, any tools, utilities and development environment attributes necessary for the use of the Source Code.

---------
***Portions redacted pursuant to a request for confidential treatment.

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                                  ARTICLE III
                                  THE LICENSE

        3.1 Ownership of the Software. Except for the license set forth below Intertech shall own and retain title to the Existing Modules, and the Custom Software (excluding the IXC Design Enhancements) subject to the license to IXC and the other restrictions set forth herein. IXC shall own and retain title to the IXC Design Enhancements.

        3.2 Grant of the License. Intertech hereby grants to IXC, and IXC hereby accepts from Intertech a fully paid-up, worldwide, perpetual, non-exclusive license to use and modify the Custom Software (the "License"), and the right to sub-license such software solely to the switched services customers of IXC or its affiliates in connection with the sale of such switched services to such customers. Such use and sub-license by IXC or its affiliates or their customers is not to include the provision of Retail Billing Services in the telecommunications industry using the Custom Software. Notwithstanding the foregoing however, IXC, its affiliates, and their customers shall not be restricted in any way (including the provision of Retail Billing Services) from using outputs or data, from the use of the Custom Software or any Enhancements. "Retail Billing Services" for the purposes of the foregoing sentence shall mean the computation or preparation of bills for end-users.

        3.3 Restrictions on Intertech's Ability to License, Sell or Otherwise Transfer Any Right to Use the Software. Intertech shall have the right to license the Custom Software (excluding the IXC Design Enhancements), without IXC's prior written consent, to any person or entity; provided, however, that any license to any of the following companies (or any affiliate thereof), shall require IXC's prior written consent, which consent may be withheld in IXC's sole discretion: (i) WCT Communications, Inc; (ii) LCI International Telecom Corp.; (iii) SP Telecom; (iv) U.S. Long Distance Services; (v) WorldCom, Inc.; and (vi) Frontier Corporation. In addition, Intertech shall impose restrictions consistent with those set forth in this section on any permitted licensee who is granted the right to sublicense the Custom Software with respect to such permitted licensee's ability to license any rights in or to the Custom Software.

        3.4 Protection of the Custom Software. Promptly following the execution of this Agreement, Intertech shall: (i) apply to the United States Copyright Office for, and thereafter diligently pursue, registration of the copyright in the Custom Software; (ii) apply to the United States Patent and Trademark Office (the "PTO") for, and thereafter diligently pursue, such patents with respect to the Custom Software as Intertech may determine, after consultation with its patent counsel, it would be prudent to seek; and (iii) apply to the PTO for, and thereafter diligently pursue, registration of such trademarks with respect to the Custom Software as it may appear to Intertech prudent to seek. All costs of obtaining initial copyright, patent or trademark protection with respect to the Custom Software shall be borne by Intertech with counsel of its choice. Both parties shall take appropriate steps and precautions to protect against any unauthorized use or copying of the Custom Software. In the event either Intertech or IXC believes that any third party is infringing on any protected rights in the Custom Software, such party shall notify the other party of such belief and each party shall use its best efforts to vigorously defend its protected rights in the Custom Software. The parties may agree that one party may take the lead in protecting the rights in the Custom Software. In any event, the parties shall cooperate with each other in such proceedings and shall share any monetary award obtained in an action brought by either party in proportion to the expense incurred by such party in bringing and prosecuting

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such action; provided, however, that Intertech shall not be required to institute or join any legal action against such third party unless IXC shall have first agreed in writing to indemnify and hold Intertech harmless from any and all costs and expenses that may be incurred by Intertech as a result of instituting or joining such action, including all reasonable legal fees and disbursement of counsel of Intertech's choice. In the event a third party asserts a claim against Intertech or IXC alleging that the Custom Software infringes any intellectual property right of such third party, Intertech shall bear all costs of defending such claim, whether or not a lawsuit is commenced, and Intertech shall indemnify and hold IXC harmless from any and all costs, expenses, final judgments, and settlements approved by Intertech, incurred by or entered against IXC resulting from such claim; provided, however, that if Intertech is successful in defending against such claim on the merits, then IXC shall share equally with Intertech the reasonable legal fees and expenses incurred by Intertech in conducting such defense. Intertech shall have the right to settle such claim upon such terms as Intertech deems advisable without the consent of IXC, unless IXC shall have first agreed in writing to indemnify and hold Intertech harmless from any and all costs, expenses, final judgments, and settlements approved by IXC that may be incurred by or entered against Intertech as a result of continuing to defend against such claim; provided, however, that any such settlement shall not relieve Intertech of its obligations to IXC under this Agreement. Intertech shall have no liability for, and shall not indemnify IXC for, any infringement claim arising from any modification of the Custom Software by IXC, any combination of the Custom Software with hardware, software or other items provided or selected by any party other than Intertech, or any use of the Custom Software in any manner not specified in this Agreement, including the Exhibits and Schedules hereto, or in the documentation provided by Intertech. In the event a third party asserts a claim against Intertech alleging that any modifications made by IXC to the Custom Software or the Existing Modules incorporated therein infringes any intellectual property right of such third party, IXC shall bear all costs of defending such claim, whether or not a lawsuit is commenced, and IXC shall indemnify and hold Intertech harmless from any and all costs, expenses, final judgments, and settlements approved by IXC, incurred by or entered against Intertech resulting from such claim.

        3.5 Source Code. Intertech shall deliver to IXC upon the execution of this Agreement a current copy of the Source Code and associated documentation for the Custom Software (including that portion of the Existing Modules incorporated in, or utilized by, the Custom Software) and shall at all times hereafter keep the copy of such Source Code held by IXC updated on a weekly basis. Intertech agrees that it shall not permit any third party to have access to the Source Code relating to the IXC Design Enhancements.

                                   ARTICLE IV
                            WARRANTY AND MAINTENANCE

        4.1 Warranty. Intertech warrants that the Custom Software will, if maintained and operated in accordance with Intertech's instructions, for a period of one year from the date hereof (or, with respect to Enhancements, from the date of completion thereof): (i) perform in all material respects in accordance with applicable performance standards; and (ii) be free of material reproducible programming errors, defects in workmanship and materials, and other defects which may cause it to malfunction in any material respect. Intertech's warranty shall not apply to defects ("Non-Warranty Defects") caused by (i) IXC's modifications of the Custom

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Software made without Intertech's involvement or (ii) modifications made in order to install the Custom Software on the hardware configuration at the facilities of Switched Services Communications, L.L.C. in Dallas, Texas, or
(iii) Intertech's inability to obtain the cooperation or participation of IXC reasonably requested in writing by Intertech. At any time that IXC makes a claim under this Article, IXC shall give Intertech written notice of such claim and Intertech shall (a) have a period of twenty-four (24) hours from the receipt of such notice to remedy the defect in the event of a Service Affecting Defect (as defined below), and (b) have a period of three business days from the receipt of such notice to remedy all other defects. For purposes of this Agreement, "Service Affecting Defect" shall refer to any defect that affects IXC's ability to timely provide any of its services to its customers, including, without limitation, any defect which affects IXC's ability to collect, rate and deliver call detail records in a timely manner to its customers or to provision customers orders. In the event a Non-Warranty Defect occurs, Intertech shall, upon notice by IXC of such defect, use its best efforts to cure such defect as quickly as possible at IXC's expense at Intertech's then current rates.

        4.2 Liaison Representative. Intertech shall provide sufficient office space to house a liaison representative of IXC at Intertech's St. Louis facility and shall provide such liaison representative with such access to Intertech's facilities, equipment and other resources as may be reasonably necessary to enable such person to perform his or her responsibilities as liaison representative; provided, however, that such representative shall at all time be the responsibility of IXC, and IXC shall reimburse, indemnify and hold Intertech harmless for any and all costs, expenses, damages, losses, liabilities and obligations that may be incurred by Intertech as a result of the presence or activities of such representatives at Intertech's facility (other than the rental cost of office space and a reasonable allowance for long-distance telephone calls, photocopies, and ordinary office supplies). Such representatives shall not unreasonably interfere with the normal work activity at Intertech's St. Louis facility and shall be subject to such confidentiality restrictions as Intertech may deem necessary or advisable, consistent with this Agreement. IXC shall replace its representative promptly upon Intertech's request based upon reasonable cause. In the event the parties deem it appropriate, IXC shall provide Intertech office space in Austin or Dallas under similar terms.

        4.3 Intertech Services. Intertech shall make available to IXC software programming services for the further development, enhancement or modification of the Custom Software at rates to be determined through mutual agreement. Without the express prior written consent of IXC's Vice President-Management
Information Systems, Intertech shall not undertake any development, enhancement or modification project for IXC (such an approved project is referred to as an "Approved Project") of the Custom Software used by any IXC hardware (and shall be responsible for any damage to IXC from any such unauthorized work) or perform any action for which it will bill IXC. IXC shall not be required to pay for any services rendered by Intertech which do not comply with the preceding sentence. Notwithstanding the foregoing, Intertech may take oral or written instructions with respect to an Approved Project from any IXC Management Information Systems personnel which have been identified in writing as being so authorized by IXC's Vice President-Management Information System.

        4.4 Intertech Sales to IXC. Intertech shall have the right to bid on any future IXC software development project for three years after the date hereof. Such right to bid will

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not cover internal development projects, projects for IXC affiliates (other than projects relating to the private line business) or purchases by IXC of already developed software. IXC will award such bids to Intertech if: (i) its bid is at least as low as the lowest bidder; and (ii) IXC is satisfied that Intertech's performance will at least match that of the best of the other bidders.

                                   ARTICLE V
                    MANAGEMENT INFORMATION SERVICES SUPPORT

        5.1 MIS Support To Be Provided. For as long as IXC elects, Intertech shall continue to provide the MIS support and data processing services described in Article VI of the Original Agreement on the same basis as provided as of the date hereof on a time-and-materials basis.

                                   ARTICLE VI
                  REPRESENTATIONS AND WARRANTIES OF INTERTECH

        Intertech hereby represents and warrants to IXC as follows:

        6.1 Organization and Corporate Power. Intertech is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement and to consummate the transactions contemplated hereby.

        6.2 Due Authorization; Enforceability. The execution, delivery and performance of this agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Intertech. This Agreement has been duly executed and delivered by Intertech and is the legally valid and binding obligation of Intertech, enforceable against Intertech in accordance with its terms.

        6.3 Title to Intellectual Property. Intertech owns all right, title and interest in and to the Existing Modules, and the Existing Modules and the Custom Software were developed by Intertech without infringing on any proprietary rights of any third party. No third party holds or has asserted rights on the date hereof such as require the consent of such third party for Intertech to grant the License or grant any of the other rights granted to IXC pursuant to this Agreement (other than consents which have already been obtained).

        6.4 Agreement Will Not Cause Breach. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, will result in (i) a default or an event that, with notice or lapse of time, or both, would constitute a default or violation of Intertech's articles of incorporation or bylaws, or any material agreement, license or instrument to which Intertech is a party or by which it or its property is bound, (ii) a material violation of any statute, ordinance, rule or regulation applicable to Intertech or any writ, injunction or decree of any court or governmental instrumentality to which Intertech is a party or by which it or any of its properties are bound, or (iii) the necessity to obtain the consent of, or give notice to, any third party.


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                                  ARTICLE VII
                     REPRESENTATIONS AND WARRANTIES OF IXC

        IXC represents and warrants to Intertech as follows:

        7.1 Organization and Corporate Power. IXC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement and to consummate the transactions contemplated hereby.

        7.2 Due Authorization; Enforceability. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of IXC. This Agreement has been duly executed and delivered by IXC and is the legally valid and binding obligation of IXC, enforceable against it in accordance with its terms.

        7.3 Agreement Will Not Cause Breach. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, will result in (i) a default or an event that, with notice or lapse of time, or both, would constitute a default or violation of the articles of incorporation or bylaws of IXC, or any material agreement, license or instrument to which IXC is a party or by which it or its property is bound,
(ii) a material violation of any statute, ordinance, rule or regulation applicable to either Company or any writ, injunction or decree of any court or governmental instrumentality to which either Company is a party or by which it or any of its properties are bound, or (iii) the necessity to obtain the consent of, or give notice to, any third party.


                                  ARTICLE VIII
                                 MISCELLANEOUS

        8.1 Expenses. Each party shall bear all of its own costs and expenses, including attorneys' fees and expenses, related to negotiation and execution of this Agreement.

        8.2 Confidential Information. Each party acknowledges that all Confidential Information (as such term is defined below) of the other party is a trade secret of the other party. All Confidential Information of any party remains its exclusive property. Neither party shall reproduce or use any Confidential Information of the other party or its affiliates and shall not disclose, or allow the disclosure of, any such Confidential Information to any person (including its own personnel and affiliates) without the written consent of such other party; provided, however, that this section shall nor prohibit disclosure of Confidential Information by either party (i) to employees and directors of such party as necessary for the performance of its obligations hereunder; (ii) to third parties rendering professional accounting, financial, consulting, or legal services to such party; (iii) to third parties providing financing, insurance or brokerage services to such party; (iv) as required by law or judicial order; or (v) to potential purchasers of such party, so long as, in each case, such employee, director, third party providing such services, or


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
potential purchaser shall have first agreed to be bound by the provisions of this section. As used in this section, "Confidential Information" shall mean, with respect to a party, all of the following, whether oral or written: all business and financial reports, statements, and other information, cost data, customer lists, data, designs, design specifications, developments, documentation, "know-how", experience, information concerning customers, contracts, operations, sales, personnel, products or suppliers, knowledge, marketing information, methods, models, plans, policies, practices, price data, procedures, processes, products, programs, research, software, specifications, strategies, supplier lists, technical information, test data, trade secrets, owned by, generated by, or disclosed by, such part or of any affiliate of such party and any other information normally understood to be or designated as confidential or proprietary by such party; provided, however, that Confidential Information shall not include information which is publicly known other than by breach hereof, in the public domain, obtained from any person not in breach of any obligation to such party, or independently developed by the other party. Confidential Information shall also include all analyses, compilations, studies or other documents prepared by a party using Confidential Information of the other party and all information concerning this Agreement including, but not limited to, information concerning the existence and content hereof. Each party shall use, in maintaining the confidentiality of the Confidential Information of the other party, at least the same degree of care it uses, or, if greater, that a prudent person would use, in maintaining the confidentiality of its own information of a similar nature. Upon the termination of this Agreement, all materials relating to, based on, or incorporating Confidential Information shall promptly be returned upon request. The obligations of such party hereunder relating to Confidential Information shall survive the termination of this Agreement for a period of three years. Each party agrees not to interfere with the relationship of the other party with its then current employees, independent contractors and consultants, or, without the prior written consent of the other party, to solicit, entice, induce, hire, employ, engage or seek to hire, employ or engage, any of such persons whose services were utilized by the other party at any time during the immediately preceding six months.

        8.3 IXC Designated Contact. IXC will designate a person to serve as Intertech's contact with respect to any instructions, changes, questions or concerns regarding this Agreement (the "IXC Designated Contact"). Intertech shall use its best efforts to utilize the IXC Designated Contact for all its questions or concerns regarding this Agreement. In the event Intertech receives any instructions, changes, advice or information which conflict with that given by the IXC Designated Contact, Intertech shall follow the advice of, and use the information from, the IXC Designated Contact.

        8.4 Public Announcements. Neither party shall make any press release or public announcement with respect to the transactions contemplated hereby without obtaining the prior approval of the other parties (which approval shall not be unreasonably withheld), except as may be required by law or by regulations of securities exchanges.

        8.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER PRINCIPLES OF CONFLICTS OF LAWS APPLICABLE THERETO.


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        8.6  Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Any such proceedings shall take place in Austin, Texas unless otherwise agreed to by the parties. A three-person panel of arbitrators selected from persons with experience in the computer and telecommunications fields shall interpret this Agreement in accordance with the substantive laws of the State of Texas. Each party shall select one arbitrator and the two arbitrators shall then select a third member of the arbitration panel. The panel of arbitrators shall have the power to order specific performance if requested. Any award, order, or judgment pursuant to such arbitration shall be deemed final and may be enforceable in any court of competent jurisdiction for purposes of enforcement of the arbitrators decision and for no other purpose. The parties agree that any arbitration proceeding shall be conducted on a confidential basis.

        8.7 Waiver. The delay or failure of either party to this Agreement to enforce or insist upon compliance with any of the terms or conditions of this Agreement or to exercise any remedy provided herein, the waiver of any term or condition of this Agreement, or the granting of an extension of time for performance shall not constitute the permanent waiver of any term, condition or remedy of or under this Agreement, and this Agreement and each of its provisions shall remain at all times in full force and effect until modified as provided herein.

        8.8 Attorneys' Fees. If any arbitration proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provision of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and other costs incurred in such proceeding in addition to any other relief to which such party may be entitled.

        8.9 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

        8.10 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and, (i) if by personal delivery, shall be deemed to have been validly served, given or delivered upon actual delivery, (ii) if by telecopy, shall be deemed to have been validly served, given or delivered when sent to the telecopy numbers indicated below upon electronic confirmation of receipt, and (iii) if mailed, shall be deemed to have been validly served, given or delivered three business days after deposit in the United States mails, as registered or certified mail, with proper postage prepaid and addressed to the party or parties to be notified, at the addresses indicated below (or such other address(es) as a party may designated for itself by like notice):

                If to IXC:      IXC Long Distance, Inc.
                                5000 Plaza on the Lake, Suite 200
                                Austin, Texas 78746-1050
                                Attention: Vice President, Management
                                           Information Systems
                                Telecopier: (512) 328-4717


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
                With a copy to:         Riordan & McKinzie
                                        695 Town Center Drive
                                        Suite 1500
                                        Costa Mesa, CA 92626
                                        Attention: Michael P. Whalen, Esq.
                                        Telecopier: (714) 549-3244

                If to Intertech:        Intertech Management Group, Inc.
                                        400 Chesterfield Center, Suite 320
                                        Chesterfield, Missouri 63017
                                        Attention: David K. Wilson, President
                                        Telecopier: (314) 532-0099

                With a copy to:         Bryan Cave L.L.P.
                                        One Metropolitan Square
                                        211 North Broadway
                                        St. Louis, Missouri 63102-2750
                                        Attention: James A. Kearns, Esq.
                                        Telecopier: (314) 259-2020

                8.11 Assignment. Intertech acknowledges that IXC may desire to sell, assign, sublicense, or otherwise transfer some or all of its rights and/or obligations under this Agreement, in whole or in part, at any time or from time to time, to one or more entities controlling, controlled by or under common control with IXC, including, without limitation, Switched Services Communications, L.L.C. (each, a "Permitted Assignee"). Intertech hereby consents to all such sales, assignments, sublicenses and other transfers. IXC shall, however, provide Intertech with notice of any such sale, assignment, sublicense or other transfer either prior thereto or promptly thereafter. Intertech also agrees that (i) IXC or any Permitted Assignee may sell, assign, license or otherwise transfer any or all of their respective rights and/or obligations under this Agreement in connection with the sale or transfer of all or substantially all of their assets and (ii) no stock sale, merger or combination involving IXC or any Permitted Assignee shall require Intertech's consent. IXC shall also be entitled to grant a security interest in this Agreement to any lender and to assign to any lender as collateral any or all of its rights under this Agreement. Subject to the foregoing, and except as otherwise expressly provided in this Agreement, neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto.

                8.12 Parties in Interest. This Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                8.13 Business Relationship. This Agreement shall not create any agency, employment, joint venture, partnership, representation, or fiduciary relationship between the parties. Neither party shall have the authority to, nor shall any party attempt to, create any obligation on behalf of the other party.


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        8.14    Subject to Laws.  The obligations of the parties under this
Agreement are intended to comply with and be interpreted so as to ensure compliance with all applicable federal, state and local laws, and regulations, rulings and orders of governmental agencies, including without limitation, to the extent applicable, if at all, the Communications Act of 1934, as amended, the Rules and Regulations of the Federal Communications Commission ("FCC") and state public utility or service commissions ("PSC") tariffs and the obtaining and continuance of any required certification, permit, license, approval or authorization of the FCC and PSC or any governmental body.

        8.15 Severability. The provisions of this Agreement shall be interpreted, if possible, so as to be valid, legal and enforceable. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or is otherwise held to be invalid, illegal or unenforceable by a court with jurisdiction over the parties to this Agreement, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the remainder of this Agreement shall remain in full force and effect.

        8.16 Force Majeure. Neither party shall be liable for any delay or failure of performance hereunder due to causes or conditions beyond its reasonable control, including, but not limited to: acts of God, fire, explosion, vandalism, cable cut, storm or other similar catastrophes; any law, order, regulation, direction, action or request of the United States government, or of any other government, including state and local governments having jurisdiction over either of the parties or of any department, agency, commission, court, bureau, corporation or other instrumentality of any one or more of said governments, or of any civil or military authority; national emergencies; insurrections; riots; wars; or strikes, lockouts, work stoppages or other labor difficulties.

        8.17 Counterparts. This Agreement may be executed in such number of counterparts as may be convenient. It shall not be necessary that the signatures of both parties be contained on any one counterpart hereof. Each executed counterpart shall be deemed to be an original, and all such counterparts, taken together, shall constitute one and the same Agreement.

        8.18 Facsimile and Telecopy Signatures. Facsimile and telecopy signatures shall be deemed to be originals and shall be fully valid and effective for the purposes of executing this Agreement, executing any amendment hereto, waiving any provision hereof or giving of any notice hereunder.

        8.19 Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto and the other documents and agreements referred to herein, contain the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether oral or written, between the parties with respect to such subject matter.

        8.20 Amendments. This Agreement may be amended and any condition may be waived in whole or in part only by a writing executed by all parties hereto.


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
                8.21 No Personal Liability. Each action or claim against any party arising under or relating to this Agreement shall be made only against such party as a corporation and any liability relating thereto shall be enforceable only against the assets of such party. No party shall seek to pierce the corporate veil or otherwise seek to impose any liability relating to, or arising from, this Agreement against any shareholder, employee, officer or director or manager of the other party. Each of such persons is an intended beneficiary of the mutual promises set forth in this section and shall be entitled to enforce the obligations of this section.

                8.22 General Construction. The text of this Agreement shall not be construed for or against any particular party. In particular, because each party has reviewed and had the opportunity to bargain to revise this Agreement, no inference in favor of, or against any party shall be drawn from the fact that such party has drafted any portion hereof.

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date and year first above written.

IXC LONG DISTANCE, INC.                         INTERTECH MANAGEMENT GROUP, INC.

By: /s/ David J. Thomas                         By:
   -------------------------------                  ----------------------------
Title: Executive Vice President                 Title: President
       ---------------------------                     -------------------------


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